EXHIBIT 23.3


            CONSENT OF BROWN, BURKE CAPITAL PARTNERS, INC.



As independent financial advisor, we hereby consent to the incorporation into this registration statement of our fairness opinion, dated January 4, 2001, regarding the merger and to all references to our Firm included in this registration statement.


/s/ Brown, Burke Capital Partners, Inc.

BROWN, BURKE CAPITAL PARTNERS, INC.

Atlanta, Georgia
January 4, 2001